EXHIBIT 99.1

INVESTOR CONTACT:	A. Ernest Whiton
Chief Financial Officer
ZOLL Medical Corporation
(978) 421-9655

FOR IMMEDIATE RELEASE

ZOLL Medical Corporation Announces Preliminary Fourth Quarter Results

Chelmsford, MA, October 7, 2004 – ZOLL Medical Corporation (Nasdaq: ZOLL), a manufacturer of resuscitation devices and software solutions, today announced that revenues for the fourth quarter were approximately $55 million. This level of revenue represents an increase of 10% over the comparable period of a year ago. The Company had approximately $2.5 million of additional orders in the quarter that it planned to ship but was unable to do so due to unexpected unit configurations. As a result of lower than expected revenue, the Company expects earnings to fall below the First Call consensus estimate of $0.43. The Company estimates that earnings per share will be in the range of $0.23 to $0.28 for the quarter.

A conference call will be conducted at 9:00 a.m. Eastern time on Friday, October 8, 2004 to discuss these results.

Commenting on the situation, Richard A. Packer, President and CEO of ZOLL stated, “The overall orders were in line with our expectations and could have provided enough revenue to meet consensus revenue expectations. However, significant orders were received late in the quarter and the mix of options on the units was different than anticipated. As a result, our factory did not have enough time to convert inventory to match the configuration of the orders and ship all products before the end of the quarter. We were unable to ship approximately $2.5 million of product that should have gone and this amount plus other orders remain in our backlog. Additionally, our gross margin appears to be approximately 1.5 points below our expectation due to a relative increase of hospital and distributor sales. This mix shift resulted in somewhat lower overall prices, reducing our gross margin and adding to our earnings shortfall.”

“While our total order flow for the fourth quarter was adequate, we still have work to do before all parts of the business are performing.” Mr. Packer continued, “North American Hospital orders for the quarter were very strong and AED sales grew in excess of 60% over last year’s comparable period. North American EMS business was up only marginally, but this was expected due to continued lack of government and other funding in that market. In our International business, however, we continued to see significant weakness and we experienced declining revenues in that market in this quarter. This is a continuation of difficulties we have had in our European operations and we are working to get this turned around.”

Looking forward, Mr. Packer stated, “In spite of this disappointing ending to fiscal 2004, we continue to expect a strong rebound in our performance in fiscal 2005 and, as a result, are not changing our outlook for 2005. We expect strength in both the AED and North American hospital markets. We expect to see a turnaround in both North American EMS and International in the second half of 2005 as we have previously discussed. We believe the addition of the AutoPulse™ product can add an incremental $13 - $15 million to revenue in 2005. Excluding Revivant-related costs, our expenses will increase only modestly providing the opportunity to gain significant leverage in the business. Our expectation for EPS for 2005 is unchanged and is in the range of $1.52 - $1.75, with a weighting to the back end of the year as we absorb Revivant.”

If you are interested in listening to the conference call, please dial 888-455-9759 and please reference pass code “ZOLL”. The conference leader will be Mr. Richard Packer, President and Chief Executive Officer of ZOLL. The Company may answer one or more questions concerning business and financial matters affecting the Company, some of the responses which may contain information that has not been previously disclosed.

About ZOLL Medical Corporation

ZOLL Medical Corporation (NASDAQ: ZOLL) designs, manufactures, markets, and/or sells non-invasive resuscitation devices and software solutions. They include pacing and defibrillation devices (ZOLL’s M Series™ and AED Plus™, and LIFECOR, Inc.’s LifeVest™ and Life-Padz™ WCD 3000S Wearable Defibrillators), circulatory assist devices (the AutoPulse™ and Advanced Circulatory Systems, Inc.’s ResQPOD® Circulatory Enhancer); and a fluid resuscitation product called the Power Infuser™, manufactured by Infusion Dynamics, a division of ZOLL. These devices help healthcare professionals, emergency medical service providers, and first responders diagnose and treat Sudden Cardiac Arrest and trauma victims.

Additionally, through its subsidiary ZOLL Data Systems, ZOLL designs and markets software that automates the collection and management of both clinical and non-clinical data. With direct operations, international offices, and business partners in all of the world’s major markets, ZOLL markets and sells its products in more than 140 countries. For more information, visit www.zoll.com or call +1 (978) 421-9655.

Certain statements contained in this press release, including statements regarding the anticipated development of the Company’s business, anticipated growth in the North American EMS market, our anticipated spending levels, anticipated revenue growth in the International market and the AED market, our outlook for the remainder of the year and next fiscal year, and other statements contained herein regarding matters that are not historical facts, are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those factors discussed in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 18, 2004, including the future performance of the direct sales operations, as well as uncertainties regarding the market acceptance and profitability of the ZOLL AED Plus, the length and severity of the current economic slowdown and its impact on capital spending budgets, the reduction in overall capital equipment expenditures in the hospital and pre-hospital markets, the impact of governmental budget restraints on the purchase of capital equipment, the continued war in the Middle East, the impact of the acquisition of Revivant for which ZOLL has exercised its option, the impact of the war on terrorism, the potential disruption in the transportation industry on the Company’s supply chain and product distribution channels, and the desire or ability of other parties to purchase the Company’s products.

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Copyright © 2004 ZOLL Medical Corporation. All rights reserved. 269 Mill Road, Chelmsford, MA 01824-4105. AED Plus, AutoPulse, Life-Padz, M Series, Power Infuser, and RescueNet are trademarks of ZOLL Medical Corporation. The LifeVest System is a trademark of LIFECOR, Inc. The ResQPOD is a registered trademark of Advanced Circulatory Systems, Inc. ZOLL is a registered trademark of ZOLL Medical Corporation. All trademarks are property of their respective owners.